Exhibit 99.1
Contact:
Michael Watts
Vice president, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Financial Results for the First Quarter of 2010
— Solid Growth in Women’s Health, Acquisitions of Tepnel and Prodesse
Drive 16% Increase in Product Sales, Total Revenues of $135.4 Million —
— Company Posts Non-GAAP and GAAP EPS1 of $0.482 —
— Strong Cash Generation Continues, with $32.9 Million of Free Cash Flow3 in Quarter —
SAN DIEGO, CA, April 29, 2010 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported financial results for the first quarter of 2010, highlighted by $135.4 million of total revenues and earnings per share (EPS) of $0.48 on both a non-GAAP and GAAP basis.
“Gen-Probe posted strong financial results in the first quarter of 2010 based on balanced performance across our key product areas: women’s health, infectious diseases, blood screening and transplant diagnostics,” said Carl Hull, the Company’s president and chief executive officer.
Key financial results for the first quarter of 2010 were ($ in millions, except EPS):

	Non-GAAP			GAAP
	2010	2009	Change	2010	2009	Change
Product sales	$130.6	$112.5	+16%	$130.6	$112.5	+16%
Total revenues	$135.4	$116.2	+17%	$135.4	$116.2	+17%
Operating profit	$33.7	$34.6	-3%	$31.4	$33.0	-5%
Net income	$24.0	$27.0	-11%	$24.2	$25.7	-6%
EPS	$0.48	$0.51	-6%	$0.48	$0.49	-2%
In the prior year period, Gen-Probe’s financial results benefited from $8.2 million of non-recurring revenue and pre-tax income associated with the renegotiation of the Company’s blood screening collaboration with Novartis. Excluding this benefit, non-GAAP total revenues and EPS would have increased by 25% and 17%, respectively, in the first quarter of 2010.

[1]	In this press release, all per share amounts are calculated on a fully diluted basis. Some totals may not foot due to rounding.

[2]	Non-GAAP EPS for the first quarter of 2010 excludes $2.3 million of operating expenses related to the acquisitions of Tepnel and Prodesse, and a $1.7 million non-cash gain on contingent consideration associated with the acquisition of Prodesse. Taken together, these adjustments result in non-GAAP EPS of $0.48 for the quarter, identical to GAAP EPS.

[3]	Cash from operations less purchases of property, plant and equipment.

Revenue Detail
Clinical diagnostics sales growth in the first quarter of 2010 was driven by transplant diagnostics and influenza products, which were not part of Gen-Probe in the prior year period, and by the APTIMA Combo 2® assay for detecting Chlamydia and gonorrhea. Clinical diagnostics sales also benefited from the weaker US dollar, which added an estimated $0.9 million, or 1%, to growth.4
In blood screening, sales declined compared to the first quarter of 2009 due to the $8.2 million of non-recurring revenue that was recorded in the prior year period. Excluding this benefit, blood screening sales would have increased by 11%, mainly due to the contractual increase in the share of revenues received from Novartis, the Company’s blood screening collaborator, and increased sales of TIGRIS instruments to Novartis. These instrument sales are generally a precursor to future assay sales. Blood screening sales also benefited from the weaker US dollar, which added an estimated $1.2 million, or more than 2%, to growth.
Sales of research products and services in the first quarter of 2010 were $4.1 million. These sales, resulting from the Tepnel acquisition, were not included in Gen-Probe’s prior year results.
First quarter product sales were ($ in millions):

			Change
	Three Months Ended March 31,		As	Constant
	2010	2009	Reported	Currency

Clinical Diagnostics	$76.9	$59.6	+29%	+28%
Blood Screening	$49.6	$52.9	-6%	-9%
Research Products and Services	$4.1	N/A	N/A	N/A

Total Product Sales	$130.6	$112.5	+16%	+14%
Collaborative research revenues in the first quarter of 2010 were $3.3 million, compared to $1.7 million in the prior year period, an increase of 94% that resulted primarily from increased funding from Novartis associated with the development of the fully automated PANTHER™ instrument for the blood screening market.
Royalty and license revenues in the first quarter of 2010 were $1.6 million, compared to $2.0 million in the prior year period, a decrease of 20% that resulted mainly from lower royalties from Novartis associated with the use of Gen-Probe’s technologies in the plasma screening market.
Expense Detail
Gross margin on product sales in first quarter of 2010 was 67.4% on a non-GAAP basis, compared to 70.4% in the prior year period. This decrease resulted mainly from the 2.3% gross margin benefit associated with the $8.2 million of non-recurring blood screening revenue in the prior year period, and from increased sales of low-margin TIGRIS instruments to Novartis in the first quarter of 2010. On a GAAP basis, including $0.1 million of acquisition-related depreciation expense, gross margin on product sales was 67.3% in the first quarter of 2010.
Acquisition-related amortization expenses were $2.2 million in the first quarter of 2010, compared to $0 in the prior year period.

[4]	In this press release, estimates of “constant currency” growth exclude currency fluctuations associated with revenues from acquired companies, which were not part of Gen-Probe in the first quarter of 2009.

Research and development (R&D) expenses in the first quarter of 2010 were $29.7 million, compared to $25.0 million in the prior year period, an increase of 19% that resulted primarily from expenses associated with the Company’s development programs for PANTHER, HPV, PCA3 and trichomonas, and from the addition of Tepnel’s and Prodesse’s R&D activities.
Marketing and sales expenses in the first quarter of 2010 were $14.8 million, compared to $11.1 million in the prior year period, an increase of 33% that resulted primarily from the addition of Tepnel’s cost structure, and European sales force expansion and market development efforts.
General and administrative (G&A) expenses in the first quarter of 2010 were $14.7 million on a non-GAAP basis, compared to $12.2 million in the prior year period, an increase of 20% that resulted primarily from the addition of Tepnel’s cost structure and costs associated with the Company’s patent infringement litigation against Becton, Dickinson. On a GAAP basis, including acquisition-related costs, G&A expenses were $14.7 million in the first quarter of 2010, compared to $13.8 million in the prior year period.
Total other income in the first quarter of 2010 was $3.2 million on a non-GAAP basis, compared to $4.6 million in the prior year period, a decrease of 30% that resulted primarily from lower yields on the Company’s municipal bond portfolio, and lower investment balances due to share repurchases and the acquisitions of Tepnel and Prodesse. Other income for the first quarter of 2010 did, however, benefit from $2.2 million of net realized gains on sales of marketable securities. On a GAAP basis, including a $1.7 million non-cash gain on a change in the fair value of potential contingent payments related to the acquisition of Prodesse, total other income was $4.9 million in the first quarter of 2010.
In the first quarter of 2010, Gen-Probe generated net cash of $40.7 million from operating activities, substantially higher than GAAP net income of $24.2 million. The Company spent $7.8 million on property, plant and equipment in the quarter, leading to free cash flow of $32.9 million, and repurchased 233,200 shares of its stock for $11.0 million.
Gen-Probe continues to have a strong balance sheet. As of March 31, 2010, the Company had $534.3 million of cash, cash equivalents and marketable securities, and $240.8 million of short-term debt. The Company pays interest on substantially all this debt at a rate 0.6% above the one-month London Interbank Offered Rate (LIBOR), which was recently below 0.3%.
Updated 2010 Financial Guidance

	Current	Previous	Current	Previous
	Guidance	Guidance	Guidance	Guidance
	(non-GAAP)	(non-GAAP)	(GAAP)	(GAAP)
Total revenues	$545 to $565 million	$540 to $565 million	$545 to $565 million	$540 to $565 million
Product gross margins	68% to 69%	68% to 70%	68% to 69%	68% to 70%
Acquisition-related amortization	N/A	N/A	$9 to $10 million	$9 to $10 million
Fair value adjustment of acquisition-related contingent consideration	N/A	N/A	~ $1 million	$4 to $5 million
Operating margin	27% to 28%	27% to 28%	24.5% to 25.5%	24.5% to 25.5%
Tax rate	34% to 35%	34% to 35%	34% to 35%	34% to 35%
Diluted shares	~ 50 million	~ 50 million	~ 50 million	~ 50 million
EPS	$2.12 to $2.25	$2.10 to $2.25	$1.99 to $2.12	$1.90 to $2.05

Webcast Conference Call
A live webcast of Gen-Probe’s first quarter 2010 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is 866-423-4833 for domestic callers and 203-369-0845 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective molecular diagnostic products and services that are used primarily to diagnose human diseases, screen donated human blood, and ensure transplant compatibility. Gen-Probe has approximately 27 years of expertise in nucleic acid testing, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,300 people. For more information, go to www.gen-probe.com.
About Non-GAAP Financial Measures
To supplement Gen-Probe’s financial results for the first quarter of 2010 and its 2010 financial guidance, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, non-GAAP gross margin, non-GAAP marketing and sales expenses, non-GAAP G&A expenses, non-GAAP operating margin, non-GAAP income tax rate, and non-GAAP EPS. Gen-Probe’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of core business results. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Further, our reconciliations of non-GAAP to GAAP operating results, which are included on the attached tables, are presented in the format of consolidated statements of income solely to assist a reader in understanding the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our non-GAAP operating results.
Trademarks
APTIMA, APTIMA COMBO 2, TIGRIS and PANTHER are trademarks of Gen-Probe. All other trademarks are the property of their owners.

Caution Regarding Forward-Looking Statements
Any statements in this news release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2010 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestones, growth opportunities, and plans of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2010 financial targets, (ii) the risk that we may not integrate acquisitions, such as Tepnel and Prodesse, successfully, (iii) the possibility that the market for the sale of our new products, such as our PANTHER instrument system and PROGENSA PCA3, APTIMA HPV and APTIMA trichomonas assays, may not develop as expected, (iv) the enhancement of existing products and the development of new products may not proceed as planned, (v) the risk that investigational products, including those now in US clinical trials, may not be approved by regulatory authorities or become commercially available in the time frame we anticipate, or at all, (vi) the risk that we may not be able to compete effectively, (vii) the risk that we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) our dependence on Novartis and other third parties for the distribution of some of our products, (ix) our dependence on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales, (xi) changes in government regulation or tax policy affecting our diagnostic products could harm our sales, increase our development costs or increase our taxes, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. This list includes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets — GAAP
(In thousands, except share and per share data)

	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $16 and $17 at March 31, 2010 and December 31, 2009, respectively	$187,277	$82,616
Marketable securities	273,606	402,990
Trade accounts receivable, net of allowance for doubtful accounts of $443 and $516 at March 31, 2010 and December 31, 2009, respectively	46,860	55,305
Accounts receivable — other	5,177	4,707
Inventories	59,826	61,071
Deferred income tax	14,582	13,959
Prepaid income tax	—	7,317
Prepaid expenses	16,910	14,747
Other current assets	4,771	4,708

Total current assets	609,009	647,420

Marketable securities, net of current portion	73,404	15,472
Property, plant and equipment, net	158,140	157,437
Capitalized software, net	12,996	12,560
Goodwill	122,171	122,680
Purchased intangibles, net	105,090	108,015
Licenses, manufacturing access fees and other assets, net	64,036	64,601

Total assets	$1,144,846	$1,128,185

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,218	$26,750
Accrued salaries and employee benefits	21,748	27,093
Other accrued expenses	22,359	18,460
Income tax payable	2,744	—
Short-term borrowings	240,796	240,841
Deferred revenue	2,833	3,527

Total current liabilities	308,698	316,671

Non-current income tax payable	6,103	5,958
Deferred income tax	22,522	23,220
Deferred revenue, net of current portion	1,723	1,978
Other long-term liabilities	5,077	13,183

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 49,520,437 and 49,143,798 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	5	5
Additional paid-in capital	256,026	242,615
Accumulated other comprehensive income	560	4,616
Retained earnings	544,132	519,939

Total stockholders’ equity	800,723	767,175

Total liabilities and stockholders’ equity	$1,144,846	$1,128,185

Gen-Probe Incorporated
Consolidated Statements of Income — GAAP
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Revenues:
Product sales	$130,569	$112,522
Collaborative research revenue	3,264	1,675
Royalty and license revenue	1,586	1,986

Total revenues	135,419	116,183

Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	42,661	33,314
Acquisition-related intangible amortization	2,216	—
Research and development	29,681	24,998
Marketing and sales	14,781	11,055
General and administrative	14,679	13,846

Total operating expenses	104,018	83,213

Income from operations	31,401	32,970
Other income/(expense):
Investment and interest income	3,898	4,882
Interest expense	(546)	(151)
Gain on contingent consideration	1,745	—
Other expense, net	(159)	(142)

Total other income, net	4,938	4,589

Income before income tax	36,339	37,559

Income tax expense	12,146	11,812

Net income	$24,193	$25,747

Net income per share:
Basic	$0.49	$0.49

Diluted	$0.48	$0.49

Weighted average shares outstanding:
Basic	49,233	52,157

Diluted	49,739	52,833

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended			Three Months Ended
	March 31, 2010			March 31, 2009
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$130,569	$—	$130,569	$112,522	$—	$112,522
Collaborative research revenue	3,264	—	3,264	1,675	—	1,675
Royalty and license revenue	1,586	—	1,586	1,986	—	1,986

Total revenues	135,419	—	135,419	116,183	—	116,183

Operating expenses:
Cost of product sales (excluding acquisition- related intangible amortization)	42,570	91	42,661	33,314	—	33,314
Acquisition-related intangible amortization	—	2,216	2,216	—	—	—
Research and development	29,681	—	29,681	24,998	—	24,998
Marketing and sales	14,781	—	14,781	11,055	—	11,055
General and administrative	14,652	27	14,679	12,244	1,602	13,846

Total operating expenses	101,684	2,334	104,018	81,611	1,602	83,213

Income from operations	33,735	(2,334)	31,401	34,572	(1,602)	32,970
Other income/(expense):
Investment and interest income	3,898	—	3,898	4,882	—	4,882
Interest expense	(546)	—	(546)	(151)	—	(151)
Gain on contingent consideration	—	1,745	1,745	—	—	—
Other expense, net	(159)	—	(159)	(142)	—	(142)

Total other income, net	3,193	1,745	4,938	4,589	—	4,589

Income before income tax	36,928	(589)	36,339	39,161	(1,602)	37,559

Income tax expense	12,957	(811)	12,146	12,187	(375)	11,812

Net income	$23,971	$222	$24,193	$26,974	$(1,227)	$25,747

Net income per share:
Basic	$0.49	$—	$0.49	$0.51	$(0.02)	$0.49

Diluted	$0.48	$—	$0.48	$0.51	$(0.02)	$0.49

Weighted average shares outstanding:
Basic	49,233	—	49,233	52,157	—	52,157

Diluted	49,739	—	49,739	52,833	—	52,833

Gen-Probe Incorporated
Consolidated Statements of Cash Flows — GAAP
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Operating activities:
Net income	$24,193	$25,747
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,308	8,748
Amortization of premiums on investments, net of accretion of discounts	2,216	1,523
Stock-based compensation charges	5,902	5,758
Stock-based compensation income tax benefits	1,156	126
Excess tax benefit from employee stock-based compensation	(1,596)	(127)
Deferred revenue	(833)	147
Deferred income tax	(1,360)	1,305
Gain on contingent consideration	(1,745)	—
Loss on disposal of property and equipment	47	—
Changes in assets and liabilities:
Trade and other accounts receivable	7,696	(784)
Inventories	1,110	2,223
Prepaid expenses	(2,200)	945
Other current assets	(95)	436
Other long-term assets	(257)	(1,161)
Accounts payable	(8,065)	(219)
Accrued salaries and employee benefits	(5,256)	(5,657)
Other accrued expenses	(1,630)	2,217
Income tax payable	10,671	10,709
Other long-term liabilities	(575)	82

Net cash provided by operating activities	40,687	52,018

Investing activities:
Proceeds from sales and maturities of marketable securities	139,425	84,008
Purchases of marketable securities	(71,390)	(37,124)
Purchases of property, plant and equipment	(7,828)	(7,525)
Additions to capitalized software	(1,089)	—
Purchases of intangible assets, including licenses and manufacturing access fees	(722)	(205)
Other assets	(310)	(13)

Net cash provided by investing activities	58,086	39,141

Financing activities:
Excess tax benefit from stock-based compensation	1,596	127
Repurchase and retirement of restricted stock for payment of taxes	(39)	(34)
Repurchase and retirement of common stock	(10,961)	(35,627)
Proceeds from issuance of common stock and ESPP	16,912	534
Borrowings under credit facility	—	170,000

Net cash provided by financing activities	7,508	135,000

Effect of exchange rate changes on cash and cash equivalents	(1,620)	(86)

Net increase in cash and cash equivalents	104,661	226,073
Cash and cash equivalents at the beginning of period	82,616	60,122

Cash and cash equivalents at the end of period	$187,277	$286,195